EXHIBIT 99.1

JUNO THERAPEUTICS REPORTS FOURTH QUARTER AND 2015 FINANCIAL RESULTS

— On track for approval of JCAR015 as soon as 2017 in relapsed/refractory adult ALL —

— First clinical milestone met for CD22 CAR T Cell Product Candidate —

— Multiple trials enrolling using CAR/TCR product candidates to treat solid organ tumors —

— Celgene collaboration off to a strong start —

— Strong 2015 year end cash position of $1.22 billion —

— 2016 cash burn guidance of $220 million to $250 million, with $170 million to $195 million in operating burn —

— Conference call to be held today at 5:00pm Eastern Time —

SEATTLE — February 29, 2016 — Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2015.

“2015 was a year of significant progress for our clinical pipeline with encouraging data from our most advanced pipeline candidates, particularly in B cell malignancies. We are preparing for our first potential launch in r/r adult ALL as early as 2017, which if successful, creates the opportunity to change the current standard of care,” said Hans Bishop, Juno’s President and Chief Executive Officer. “We also made significant advances in building our capabilities to support our goal of developing best-in-class CAR and TCR therapies. We look forward to a strong 2016 as we leverage these capabilities, our pipeline, and our people to create value for patients and shareholders.”

2015 and Recent Corporate Highlights

•	CD19 Portfolio — Significant advances with Juno’s CD19-directed portfolio across B cell malignancies including relapsed/refractory (r/r) acute lymphoblastic leukemia (ALL), non-Hodgkin lymphoma (NHL), and chronic lymphocytic leukemia (CLL):

•	ALL — The Phase II ROCKET trial for JCAR015, a CD19-directed CAR T cell product candidate, continues to enroll adult r/r ALL patients in a potential U.S. registration trial that could lead to product approval as early as 2017. Data in 32 patients with pediatric r/r ALL with JCAR017 are encouraging, with a 91% complete remission (CR) rate, all of which are a complete molecular remission (CmR) as measured by flow cytometry, as presented at the 4th International Conference on Immunotherapy in Pediatric Oncology in September 2015. At the American Society of Hematology meeting in December 2015 (ASH 2015), investigators presented data for JCAR014 in adult r/r ALL showing that improved cell persistence, using the pre-conditioning regimen Juno plans to use going forward, led to deeper remissions and better duration of response, with 17/17 (100%) adult patients achieving a CR and a CmR.

•	NHL — Juno began enrollment of a multi-center Phase I trial for JCAR017 in r/r NHL and expects enrollment to continue through 2016. Investigators reported data at ASH 2015 from the ongoing Phase I trial for JCAR014 in r/r NHL, and using the dose and pre-conditioning regimen Juno plans to study further, 7/11 patients (64%) of patients achieved a complete response, including 6/8 (75%) of patients with the diffuse large B cell (DLBCL) sub-type of NHL. No patient with a complete response had progressed (range of 2–9 months) as of the data cut-off date. Enrollment in this study continues, and Juno expects to have greater numbers of patients and longer duration of follow-up in 2016.

An IND for a combination trial of JCAR014 and MedImmune’s investigational programmed death ligand 1 (PD-L1) immune checkpoint inhibitor, durvalumab, cleared the U.S. Food and Drug Administration in late 2015, and Juno expects to enroll patients through 2016. Juno also expects to begin a Phase I trial for its CD19/4-1BB ligand armored CAR in 2016.

•	CLL — Investigators presented data at ASH 2015 of JCAR014 in r/r CLL in patients previously treated with ibrutinib. All 7 patients treated with JCAR014 using the pre-conditioning regimen Juno plans to use going forward had a response, with 4/7 (57%) having a complete response. No patient achieving a response had progressed (range 2-14 months) as of the data cut-off date. Enrollment in this study continues, and Juno expects to have greater numbers of patients and longer duration of follow-up in 2016.

•	The safety profile across the CD19 portfolio remains consistent with what has been previously reported, with cytokine release syndrome and neurotoxicity the most common severe drug-related side effects. JCAR015, JCAR017, and JCAR014 are investigational product candidates and their safety and efficacy have not been established.

JCAR018 — This CD22-directed, fully human CAR T cell product candidate provides an opportunity to treat or prevent CD19-negative relapses. JCAR018 recently reached its first clinical milestone in a Phase I trial being run at the National Cancer Institute (NCI) in pediatric and young adult r/r ALL patients, which triggered a payment to Opus Bio in the first quarter of 2016 of 408,068 shares of Juno stock. Investigators presented interim data from this ongoing study at ASH 2015, and Juno expects additional data to be presented from this trial later in 2016. In combination with CD19-directed CARs, CD22-directed CAR T treatment has the potential to meaningfully increase the percentage of ALL patients that experience long-term remissions.

•	Completed construction of the Juno manufacturing plant in Bothell, WA in 2015. Juno expects to begin supplying the vast majority of the clinical trial material for the ROCKET trial from this facility before the end of the first quarter of 2016 and bring production of other product candidates to this facility in 2016.

•	Juno began trials for solid tumor product candidates against four different targets in 2015 and early 2016 — JCAR024 (ROR-1-directed CAR T), JCAR020 (MUC-16-directed armored CAR T engineered to secrete IL-12), JCAR023 (L1-CAM-directed CAR T), and JTCR016 (WT-1- directed TCR). These trials explore treatment across a variety of solid organ tumor settings with data expected over the next 6-18 months.

•	Entered into a ten-year collaboration with Celgene to leverage T cell therapeutic strategies with an initial focus on CAR T and TCR therapies. Celgene gained the option to commercialize Juno programs outside North America and China and to co-promote certain programs globally. Juno has gained the option to co-develop, co-promote, and share profits with respect to select Celgene programs. In connection with the collaboration and stock purchase agreement, Juno received $1.0 billion.

•	Completed three acquisitions, which substantially increased Juno’s capabilities, including:

•	AbVitro, a leading next-generation single cell sequencing platform company that will augment Juno’s capabilities to create best-in-class engineered T cells against a broad array of cancer targets, including significantly improving the speed of generating TCR binders, while also enabling comprehensive profiling of functional immune repertoires with cancer tissues. Juno and Celgene have agreed in principle to enter an agreement to license Celgene a subset of the acquired technology and grant Celgene options to certain related potential product rights emanating from the acquired technology.

•	X-Body, Inc., an innovative discovery platform that interrogates the human antibody repertoire, rapidly selecting fully-human antibodies and single-chain variable fragments (scFv’s) with desired characteristics, even against difficult targets. Fully-human scFv’s have a lower risk of generating an immune response in the patient, which may allow Juno’s CAR T cell therapies to persist longer and generate a greater clinical benefit.

•	Stage Cell Therapeutics GmbH, a leading research-based company with transformative, fully reversible cell selection and activation capabilities as well as next-generation automation technologies for manufacturing. These capabilities and technology have the potential to help Juno make better therapies for patients and make them more broadly accessible with improved manufacturing capabilities.

•	Completed a number of licensing transactions to expand Juno’s research and development capabilities, including:

•	Fate Therapeutics: to identify and use small molecules with a goal of creating improved, next-generation CAR T and TCR products by modulating cell signaling pathways;

•	Editas: to use Editas’ genome editing technologies, including CRISPR/Cas9, in creating improved, next-generation CAR T and TCR products through gene editing; and

•	MedImmune: to support Juno’s trial combining JCAR014 and MedImmune’s anti-PD-L1 immune checkpoint inhibitor, durvalumab. This is the first trial to combine a CAR T cell therapy with a checkpoint inhibitor.

•	Reached a favorable settlement that resolved litigation with the University of Pennsylvania and Novartis Pharmaceuticals Corporation regarding Juno’s exclusive patent license from St. Jude Children’s Research Hospital. Settlement terms included an initial $12.3 million payment to Juno as well as potential future milestone and royalty payments to Juno from Novartis’ CD19-directed CAR T cell products using a 4-1BB co-stimulatory domain.

•	Built key capabilities and hired key talent, including the appointments of Robert Azelby as Executive Vice President, Chief Commercial Officer and Hyam I. Levitsky, M.D. as Executive Vice President, Research and Chief Scientific Officer. As part of Juno’s ongoing organizational growth, Mark Frohlich, M.D. will transition to the role of Executive Vice President of Portfolio Strategy and Robin Andrulevich has been promoted to Senior Vice President of People.

Fourth Quarter and 2015 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of December 31, 2015 were $1.22 billion compared to $474 million as of December 31, 2014. In the third quarter of 2015, Juno sold 9,137,672 shares of its common stock and certain future stock purchase rights to Celgene for $93.00 per share resulting in proceeds of $850 million and received a cash payment of $150 million in connection with the collaboration agreement.

•	Cash Burn: Excluding cash inflows and outflows from business development activities and litigation, cash burn for 2015 was $147.8 million, consistent with guidance of $125.0 million to $150.0 million. Cash burn for 2015 was comprised of net cash used in operations of $119.6 million associated with the growth of Juno’s operations, including advancing Juno’s programs and headcount growth, and $28.2 million related to the build out of Juno’s manufacturing facility and purchase of general lab equipment. Cash burn for the fourth quarter of 2015 was $51.4 million and included cash used in operations of $46.6 million related to the growth of Juno’s operations, including headcount growth, and $4.8 million in capital expenditures.

•	Revenue: Revenue was $4.2 million for the fourth quarter of 2015 and $18.2 million for the year ended December 31, 2015. The fourth quarter included $3.8 million recognized in connection with the Celgene collaboration agreement.

•	R&D Expenses: Research and development expenses for the three and twelve months ended December 31, 2015, inclusive of non-cash expenses and computed in accordance with GAAP, were $75.6 million and $205.2 million, respectively, compared to $182.1 million and $204.5 million for the three and twelve months ended December 31, 2014, respectively.

•	Research and development expenses increased in 2015 compared to 2014 due to increased expenses associated with expanding Juno’s enrollment in clinical trials and overall investment in research and development capabilities, headcount growth, non-cash stock-based compensation expense, and advancing programs at Juno’s founding institutions.

•	Research and development expenses decreased in the fourth quarter of 2015 compared to the fourth quarter of 2014 due to lower expenses associated with the acquisition of technology.

The expense related to the success payment liability for the three and twelve months ended December 31, 2015 was $34.3 million and $51.6 million, respectively, compared to $83.5 million and $84.9 million for the same periods in 2014. The decrease in the expense related to the success payment liability in 2015 compared to 2014 is primarily due to the decline in Juno’s stock price as of December 31, 2015 compared to December 31, 2014. In December 2015, success payment obligations to Fred Hutchinson Cancer Research Center (FHCRC) were triggered in the amount of $75.0 million, less indirect cost offsets of $3.3 million, and to Memorial Sloan Kettering Cancer Center (MSK) of $10.0 million, less indirect cost offsets that will be determined at the time of payment to MSK in March 2016. Juno elected to make the payment to FHCRC in shares of Juno common stock, and thereby issued 1,601,085 shares of Juno common stock to FHCRC in December 2015. The success payment obligation to MSK is required to be paid, in cash or shares of Juno common stock at Juno’s election, on March 18, 2016.

•	Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three and twelve months ended December 31, 2015 were $41.1 million and $116.5 million, respectively. Non-GAAP research and development expenses include $3.6 million and $10.9 million of stock-based compensation expense for the three and twelve months ended December 31, 2015, respectively. Non-GAAP research and development expenses in 2015 exclude the following:

•	An expense of $34.3 million and $51.6 million for the three and twelve months ended December 31, 2015, respectively, associated with the change in estimated value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and MSK, as well as the success payments achieved in 2015.

•	Upfront payments under the Editas and Fate Therapeutics license agreements of $30.8 million for the twelve months ended December 31, 2015.

•	Non-cash stock-based compensation expense of $1.4 million and $6.2 million for the three and twelve months ended December 31, 2015, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	The change of $1.1 million in the fourth quarter of 2015 in the estimated fair value of the contingent consideration recorded in connection with the Stage and X-Body acquisitions.

•	G&A Expenses: General and administrative expenses on a GAAP basis for the three and twelve months ended December 31, 2015 were $16.0 million and $51.1 million, respectively, compared with $6.1 million and $19.5 million for the three and twelve months ended December 31, 2014, respectively. The increase of $9.9 million and $31.6 million for the three and twelve months ended December 31, 2015, respectively, was primarily due to increased personnel expenses, including non-cash stock-based compensation expense, costs associated with the Stage, X-Body, Celgene, Fate Therapeutics, Editas, and other business development transactions, an increase in patent and corporate legal fees, costs incurred to support expansion of the company, and costs associated with being a public company. General and administrative expenses include $5.4 million and $14.9 million of stock-based compensation expense for the three and twelve months ended December 31, 2015, respectively.

•	GAAP Net Loss Attributable to Common Stockholders: Net loss attributable to common stockholders for the three and twelve months ended December 31, 2015 was $85.2 million, or $0.89 per share, and $239.4 million, or $2.72 per share, respectively. This compares to $191.9 million, or $13.68 per share, and $310.9 million, or $36.82 per share, respectively, for the same periods in 2014.

•	Non-GAAP Net Loss Attributable to Common Stockholders: Non-GAAP net loss attributable to common stockholders for the three and twelve months ended December 31, 2015 was $50.7 million, or $0.53 per share, and $150.7 million, or $1.72 per share, respectively.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”

2016 Financial Guidance

Juno expects 2016 cash burn, excluding cash inflows or outflows from business development activities and including the assumption that Celgene exercises its CD19 opt-in rights, to be between $220 million and $250 million.

•	Operating burn estimated to be between $170 million and $195 million.

•	Capital expenditures estimated to be between $40 million and $55 million, the vast majority of which are related to one-time infrastructure build-outs.

Conference Call Information

Juno will host a conference call today to review Juno’s financial results for the fourth quarter and year ended December 31, 2015 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 55334681.

The webcast can be accessed live on the Investor Relations page of Juno’s website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.

About Juno

Juno Therapeutics is building a fully integrated biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno’s long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world’s leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle

Children’s Research Institute, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Juno’s mission, business focus, business plans, and IP position; clinical trial results and plans; the potential of CD19- and CD22-directed CAR T cell product candidates; Juno’s expectations for the Juno manufacturing plant; the potential of acquired technology and capabilities; the agreement in principle with Celgene pertaining to the acquired AbVitro technology; the potential of Juno’s licensing and collaboration transactions, including with Celgene, Fate Therapeutics, Editas, and MedImmune; potential payments from Novartis; and the 2016 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno’s product development activities and clinical trials; Juno’s ability to obtain regulatory approval for and to commercialize its product candidates; Juno’s ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno’s competitors with respect to competing treatments and technologies; Juno’s dependence on third-party collaborators and other contractors in Juno’s research and development activities, including for the conduct of clinical trials and the manufacture of Juno’s product candidates; Juno’s dependence on Celgene for the development and commercialization outside of North America of product candidates for which Celgene exercises an option; Juno’s ability to effectively integrate acquired technologies and employees into Juno’s operations and strategy and to realize the intended benefits of the associated acquisition transaction; Juno’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; the ability of Juno and Celgene to negotiate and finalize the definitive license and option agreement pertaining to the acquired AbVitro technology on the anticipated terms or at all; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno’s business in general, see Juno’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.

# # #

Investor Relations:

Nicole Keith

206-566-5521

Nikki.Keith@junotherapeutics

Media:

Julie Normart, W2O Group

415-946-1087

jnormart@w2ogroup.com

Juno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash, cash equivalents and short-term marketable securities	$943,411	$435,640
Prepaid expenses and other current assets	8,428	3,595

Total current assets	951,839	439,235
Property and equipment, net	42,086	4,018
Long-term marketable securities	272,888	38,411
Goodwill	122,092	—
Intangible assets	50,177	—
Other assets	6,046	7,499

Total assets	$1,445,128	$489,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$37,624	$15,673
Success payment liabilities	64,829	84,920
Contingent consideration	1,905	—
Deferred revenue	15,370	—

Total current liabilities	119,728	100,593
Build-to-suit lease obligation, less current portion	9,294	—
Contingent consideration obligation, less current portion	35,361	—
Deferred revenue, less current portion	129,831	—
Deferred tax liabilities	8,946	—
Other long-term liabilities	435	38
Stockholders’ equity:
Common stock	10	8
Additional paid-in capital	1,733,263	734,895
Accumulated other comprehensive loss	(6,083)	(90)
Accumulated deficit	(585,657)	(346,281)

Total stockholders’ equity	1,141,533	388,532

Total liabilities and stockholders’ equity	$1,445,128	$489,163

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$4,152	$—	$18,215	$—
Operating expenses:
Research and development	75,623	182,064	205,160	204,511
General and administrative	15,971	6,145	51,130	19,529
Litigation	—	3,731	6,025	8,718

Total operating expenses	91,594	191,940	262,315	232,758

Loss from operations	(87,442)	(191,940)	(244,100)	(232,758)
Interest income, net	1,021	69	1,730	69
Other income (expenses), net	1	—	234	(10,718)

Loss before income taxes	(86,420)	(191,871)	(242,136)	(243,407)
Benefit for income taxes	1,207	—	2,760	—

Net loss	$(85,213)	$(191,871)	$(239,376)	$(243,407)

Net loss attributable to common stockholders:
Net loss	$(85,213)	$(191,871)	$(239,376)	$(243,407)
Deemed dividend upon issuance of convertible preferred stock, non-cash	—	—	—	(67,464)

Net loss attributable to common stockholders	$(85,213)	$(191,871)	$(239,376)	$(310,871)

Net loss per share attributable to common stockholders, basic and diluted	$(0.89)	$(13.68)	$(2.72)	$(36.82)

Weighted average common shares outstanding, basic and diluted	95,374,368	14,022,746	88,145,424	8,442,947

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss Attributable to Common Stockholders

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss attributable to common stockholders — GAAP	$(85,213)	$(191,871)	$(239,376)	$(310,871)
Adjustments:
Success payment expense (1)	34,273	83,447	51,558	84,920
Upfront payments related to license agreements (2)	—	84,087	30,810	84,087
Non-cash stock-based compensation expense (3)	1,374	1,632	6,208	2,502
Changes in fair value of contingent consideration (4)	(1,125)	—	78	—
Convertible preferred stock option expense, non-cash (5)	—	—	—	10,718
Deemed dividend upon issuance of convertible preferred stock, non-cash (6)	—	—	—	67,464

Net loss attributable to common stockholders — Non-GAAP	$(50,691)	$(22,705)	$(150,722)	$(61,180)

Net loss attributable to common stockholders per share — GAAP	$(0.89)	$(13.68)	$(2.72)	$(36.82)
Adjustments:
Success payment expense (1)	0.36	5.95	0.58	10.06
Upfront payments related to license agreements (2)	—	6.00	0.35	9.96
Non-cash stock-based compensation expense (3)	0.01	0.12	0.07	0.30
Changes in fair value of contingent consideration (4)	(0.01)	—	—	—
Convertible preferred stock option expense, non-cash (5)	—	—	—	1.27
Deemed dividend upon issuance of convertible preferred stock, non-cash (6)	—	—	—	7.99

Net loss attributable to common stockholders per share, basic and diluted — Non-GAAP	$(0.53)	$(1.61)	$(1.72)	$(7.24)

Weighted average common shares outstanding, basic and diluted	95,374,368	14,022,746	88,145,424	8,442,947

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Research and Development Expenses

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Research and development expense — GAAP	$75,623	$182,064	$205,160	$204,511
Adjustments:
Success payment expense (1)	(34,273)	(83,447)	(51,558)	(84,920)
Upfront payments related to license agreements (2)	—	(84,087)	(30,810)	(84,087)
Non-cash stock-based compensation expense (3)	(1,374)	(1,632)	(6,208)	(1,632)
Changes in fair value of contingent consideration (4)	1,125	—	(78)	—

Research and development expense — Non-GAAP	$41,101	$12,898	$116,506	$33,872

(1)	The success payment expense represents the change in the estimated value of the success payment obligations and the associated elapsed service period, as well as a portion of the expense related to the success payments achieved in 2015. As of December 31, 2015, the estimated fair value of the total success payment obligation to FHCRC and MSK, after giving effect to the success payments achieved in December 2015, was approximately $67.3 million and $48.9 million, respectively. In December 2015, success payments to FHCRC were triggered in the aggregate amount of $75.0 million, less indirect cost offsets of $3.3 million. Juno elected to make the payment in shares of its common stock, and thereby issued 1,601,085 shares of common stock to FHCRC in December 2015. In December 2015, success payments to MSK were triggered in the aggregate amount of $10.0 million, less indirect cost offsets that will be determined at the time of payment in March 2016. If the success payment paid to FCHRC in 2015 of $71.7 million were included in non-GAAP net loss applicable to common stockholders and non-GAAP research and development expense, non-GAAP net loss applicable to common stockholders for the year ended December 31, 2015 would have been $222.4 million, or $2.52 per share, and non-GAAP research and development expense for the year ended December 31, 2015 would have been $188.2 million.

If additional success payment thresholds are met, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.

(2)	The upfront payments related to license agreements includes the upfront payment expense in connection with the Editas and Fate Therapeutics collaborations incurred in 2015 and the upfront payment expense in connection with the Opus collaboration incurred in 2014, of which $64.1 million was non-cash.

(3)	This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.
(4)	This is the change in the estimated fair value of the contingent consideration recorded in connection with the Stage and X-Body acquisitions.
(5)	The convertible preferred stock option expense, non-cash relates to changes in the fair value of Juno’s Series A and Series A-2 convertible preferred stock options.
(6)	The deemed dividends upon issuance of convertible preferred stock, non-cash represent the difference between the estimated fair value of the Series A and Series A-2 convertible preferred stock and the issuance price of such shares.